                                                                    EXHIBIT 4.23

WOOD SUPPLY AGREEMENT

BETWEEN

UBS MANGAKAHIA FOREST VENTURE LTD

AND

FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED

                                                         [SIMPSON GRIERSON LOGO]

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Wood Supply Agreement                                                     Page i

                                TABLE OF CONTENTS

1.     INTERPRETATION...............................................................................   1
2.     AGREEMENT TO SELL AND PURCHASE...............................................................   6
3.     PRICE........................................................................................   7
4.     HARVEST PLANNING.............................................................................   9
5.     TRANSITIONAL ARRANGEMENTS....................................................................  11
6.     USE OF DAMAGED WOOD..........................................................................  12
7.     PAYMENT......................................................................................  13
8.     RISK AND TITLE...............................................................................  14
9.     HARVESTING OBLIGATIONS.......................................................................  14
10.    ACCESS.......................................................................................  15
11.    RELATIONSHIP MANAGEMENT......................................................................  15
12.    REVIEWS AND INSPECTION.......................................................................  15
13.    REPRESENTATIONS AND WARRANTIES...............................................................  16
14.    DAMAGE.......................................................................................  17
15.    LIABILITY AND INDEMNITY......................................................................  18
16.    FORCE MAJEURE................................................................................  19
17.    ASSIGNMENT...................................................................................  20
18.    RESOLUTION OF DISPUTES.......................................................................  20
19.    TERMINATION AND SUSPENSION...................................................................  21
20.    CONFIDENTIALITY..............................................................................  23
21.    SEVERABILITY.................................................................................  24
22.    LIMITED RECOURSE.............................................................................  24
23.    APPLICABLE LAW...............................................................................  25
24.    NOTICES......................................................................................  25
25.    COPIES OF NOTICES............................................................................  27
26.    THIRD PARTY NOTICES..........................................................................  27
27.    ENTIRE AGREEMENT.............................................................................  27
28.    MODIFICATION.................................................................................  27
29.    WAIVER.......................................................................................  28
30.    COUNTERPARTS.................................................................................  28
31.    FURTHER ASSURANCES...........................................................................  28
32.    NO MERGER....................................................................................  28
33.    COSTS........................................................................................  28
34.    NO PARTNERSHIP...............................................................................  28
35.    GOODS AND SERVICES TAX.......................................................................  29

APPENDIX 1        Map of Supply Region
APPENDIX 2        Forestry Right

THIS AGREEMENT is dated the                day of                           2003

BETWEEN UBS MANGAKAHIA FOREST VENTURE LTD an incorporated company having its registered office at Auckland ("UBS Mangakahia")

AND FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED an incorporated company having its registered office at Auckland ("FCF")

BACKGROUND

A. FCF is a New Zealand registered company holding a leadership position in New Zealand's forest industries.

B. UBS Mangakahia will acquire the Trees and the Forestry Right. UBS Mangakahia is exclusively advised and managed by UBS Timber Investors (a division of UBS Global Asset Management New York, Inc, a portion of the asset management division of UBS AG).

C. FCF and Teal 4 Limited have entered into a Sale and Purchase Agreement under which FCF will sell the Trees to UBS Mangakahia (as Teal 4 Limited's nominee under the Sale and Purchase Agreement) and create the Forestry Right over the Land to be registered pursuant to the Forestry Rights Registration Act 1983.

D. On settlement of the Sale and Purchase Agreement FCF and UBS Mangakahia are required to execute and deliver this agreement, and the Infrastructure Agreement which will set out further arrangements between the parties in relation to the supply of certain Trees to FCF and access to the Land together with the Management Agreement relating to the management of the Trees by FCF on behalf of UBS Mangakahia.

E. UBS Mangakahia will be granted rights to the Trees pursuant to the Forestry Right and has agreed to enter into a stumpage sale of certain of those Trees to FCF, on the terms set out herein.

THE PARTIES AGREE:

1.       INTERPRETATION

         In this agreement unless the context indicates otherwise:

         1.1      DEFINITIONS:

                  "AFFILIATE" of a person shall mean a person controlled by, controlling or under common control with, such person and for the purposes of this

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Wood Supply Agreement                                                     Page 2

                  definition Forestry Corporation of New Zealand Limited (In Receivership) is not an Affiliate of any party;

                  "BILL RATE" means the average of the bill rates for 90-day bank accepted bills of exchange, expressed as a percentage per annum as quoted on Reuters page BKBM (subject to manifest error) as fixed at 10:45 am on each Business Day following the due date;

                  "BUSINESS DAY" means a day on which registered banks are open for business in Auckland excluding Saturdays, Sundays and public holidays;

                  "CPI" means the Consumer Price Index (All Groups) or any index in substitution for it published by the Department of Statistics or other government agency;

                  "COMMENCEMENT DATE" means the date of Settlement as that term is defined in the Sale and Purchase Agreement being the date of this agreement;

                  "CONFIDENTIAL INFORMATION" means any information:

                  (a) relating to the terms of this agreement excluding Working Block(s), PHI, price information and other information related to sales of stumpage and logs from the Stands; or

                  (b) disclosed by either party to the other party on the express basis that such information is confidential;

                  provided that, where information relates exclusively to one party, nothing in this agreement will require the other party to maintain confidentiality in respect of that information;

                  "DEFAULT INTEREST RATE" means interest calculated at the Bill Rate plus 4% per annum;

                  "ENCUMBRANCE" means a mortgage, lien, charge, pledge, title retention, caveat, option, right of pre-emption, tenancy, third party right, or security interest of any kind;

                  "EXPIRY DATE" means the date on which the Forestry Right terminates in respect of the last of the Harvest Areas;

                  "FORESTRY CONSULTANT" means a reputable forestry expert with relevant experience;

                  "FORESTRY RIGHT" means the forestry right to be entered into between UBS Mangakahia and FCF concurrently with this agreement in accordance with

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Wood Supply Agreement                                                     Page 3

                  the Forestry Rights Registration Act 1983 and in relation to certain identified Stands, a copy of which is attached as Appendix 2;

                  "FOREST ROADS" has the meaning given to that term in the Infrastructure Agreement;

                  "GST" means goods and services tax levied in accordance with the GST Act and includes any tax levied in substitution for such tax and excludes any penalties and interest;

                  "GST ACT" means the Goods and Services Tax Act 1985;

                  "HARVEST AREA" means those of the Working Blocks that FCF wishes to purchase in accordance with clauses 4.2 and 5.1.2;

                  "HARVEST PERIOD" means the 12 Month period from 1 July in any given year until 30 June in the following year;

                  "HARVEST PLAN" means the harvest plan for each Harvest Period provided by UBS Mangakahia to FCF pursuant to clause 4.1;

                  "HARVEST PLAN MAP" means the map delineating the boundaries of the Harvest Area for each Harvest Period prepared by UBS Mangakahia;

                  "INFRASTRUCTURE AGREEMENT" means the infrastructure agreement entered into between UBS Mangakahia and FCF concurrently with this agreement in relation to the provision of certain services by FCF;

                  "INSOLVENCY EVENT" means with respect to a company when:

                  (a) an application is made to a court for an order and an order is duly made appointing a liquidator, provisional liquidator, interim liquidator, receiver, manager, receiver and manager, administrator, administrative receiver, trustee in administration, statutory manager or similar officer in respect of the company or one of them is appointed;

                  (b) the members of the company pass a special resolution or the board of the company resolves to appoint a liquidator or formal notice of a proposed resolution to do so is given or any other steps are taken evidencing an intention to do so;

                  (c) the company stops or threatens to stop payment of creditors generally or is deemed to be unable to pay its debts as they fall due, has a compromise proposed in respect of it, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, makes a

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Wood Supply Agreement                                                     Page 4

                           general assignment for the benefit of or a composition with its creditors or proposes a reorganisation, moratorium or other administration involving them;

                  (d) execution issued against the company in respect of a judgment debt has been returned unsatisfied in whole or in part;

                  (e) a statutory demand is served on the company for an amount exceeding 1% of its gross assets as shown in the accounts of the company for the most recently completed financial year of the company and expires unremedied unless such statutory demand relates to an amount which is the subject of a bona fide dispute by the company; or

                  (f) a creditor of the company, which creditor's rights are intended to be subordinate to the obligations of the company under this agreement, attempts to exercise any rights or to gain any specific rights which would impinge upon UBS Mangakahia's rights under the Forestry Right;

                  other than where, in the case of any of the events referred to in subclauses (a) to (f) above, such event takes place for the purposes of and is followed by a reconstruction, amalgamation or reorganisation (not involving or arising out of insolvency) approved in writing by the other party which consent is not to be unreasonably or arbitrarily withheld or delayed;

                  "LAND" means the land the subject of the Forestry Right and more particularly comprised and described in the Forestry Right;

                  "MANAGEMENT AGREEMENT" means the management agreement to be entered into between UBS Mangakahia and FCF concurrently with this agreement pursuant to which FCF will manage the Tauhara forest;

                  "MONTH" means a calendar month;

                  "PHI" means a pre-harvest inventory, being the random sampling of Stands using MARVL (or the equivalent) assessment methodology to defined levels of precision using current standard industry grades applicable to the Supply Region at the time;

                  "PRUNED LOG" means a log where the branches were pruned at a sufficiently young age to provide a sheath of clear wood (knot free timber) in the log;

                  "PRUNED STAND" means a Stand containing 10% or more of the TRV as Pruned Logs;

                  "PURCHASE WINDOW" means the period commencing on the Commencement Date and terminating on the Expiry Date unless extended by agreement;

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Wood Supply Agreement                                                     Page 5

                  "QUARTER" means a calendar quarter ending on 31 March, 30 June, 30 September and 31 December in each Harvest Period during the Purchase Window;

                  "RELATED AGREEMENTS" means the Forestry Right, the Infrastructure Agreement, the Sale and Purchase Agreement and the Management Agreement;

                  "REMAINING STANDS" means those Stands which remain subject to the Forestry Right, as determined in accordance with the Forestry Right, at the end of each Quarter;

                  "SALE AND PURCHASE AGREEMENT" means the sale and purchase agreement entered into between Teal 4 Limited and FCF on 15 January 2003 (as may be amended by any deed(s) of amendment) pursuant to which FCF will sell the Trees to UBS Mangakahia (as Teal 4 Limited's nominee under that agreement) and create the Forestry Right;

                  "STAND" means those parts of the Land comprising specific plantation areas of the age class, area and silvicultural condition described in the Forestry Right;

                  "SUPPLY REGION" means the area shown on the map in Appendix 1;

                  "TREES" means those Pinus radiata trees growing, standing or lying on the Stands as at the date of Settlement of the Sale and Purchase Agreement and any logs or forest produce arising from such trees;

                  "TRV" means the total recoverable volume of logs (measured in cubic metres) that is estimated to be available for harvest from a Stand as set out in any Harvest Plan;

                  "WORKING BLOCK" means those Trees in a Stand (or part of a Stand) which UBS Mangakahia proposes to harvest or is harvesting in any Harvest Period in accordance with a Harvest Plan;

         1.2 PARTIES: references to parties are references to parties to this agreement;

         1.3 PERSONS: references to persons shall be deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisations, trusts, states or agencies of state, government departments and municipal authorities or other regulatory bodies or regulatory authorities in each case whether or not having separate legal personality;

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Wood Supply Agreement                                                     Page 6

         1.4 DEFINED EXPRESSIONS: expressions defined in the main body of this agreement bear the defined meaning in the whole of this agreement including the recitals;

         1.5 CLAUSES AND BACKGROUND: references to clauses and the background are references to clauses and the background to this agreement unless otherwise indicated;

         1.6 HEADINGS: section, clause and other headings are for ease of reference only and shall not be deemed to form any part of the context or to affect the interpretation of this agreement;

         1.7 SINGULAR AND PLURAL: words importing the singular number shall include the plural and vice versa;

         1.8 APPENDICES: the appendices to this agreement shall have the same effect as if set out in the body of this agreement;

         1.9 NEGATIVE OBLIGATIONS: any obligation not to do anything shall be deemed to include an obligation not to suffer, permit or cause that thing to be done;

         1.10 GENDER: words importing one gender shall include the other genders;

         1.11 STATUTES AND REGULATIONS: references to a statute include references to regulations, orders or notices made under or pursuant to such statute or regulations made under the statute and references to a statute or regulation include references to all amendments to that statute or regulation whether by subsequent statute or otherwise and a statute or regulation passed in substitution for the statute or regulation referred to as incorporating any of the provisions; and

         1.12 NEW ZEALAND DOLLARS: all monetary amounts are payable in New Zealand dollars.

2.       AGREEMENT TO SELL AND PURCHASE

         2.1 SALE AND PURCHASE: UBS Mangakahia agrees to sell and FCF agrees to purchase all Trees on the Harvest Area and all Trees referred to in clause 5, in each case during the Purchase Window on the terms set out in this agreement.

         2.2 PURCHASE PRICE FOR TREES FIXED: The purchase price for the Trees will be a lump sum amount for each Working Block which shall be calculated as the sum of the multiplication of the price for each log grade (as determined by a Forestry Consultant in accordance with clause 3) by the total Working Block volume for each log grade (being the sum of the PHI volume adjusted for forest growth in accordance with clause 7 between the date of the PHI

Wood Supply Agreement                                                     Page 7

                  and the first day of the relevant Quarter nominated for harvesting). For the avoidance of doubt, the parties agree that the lump sum amount for each Working Block, as set in accordance with clauses 3, 7.1 and 7.2, is irrespective of log grades actually extracted by FCF.

3.       PRICE

         3.1 PRINCIPLE OF AND PROCEDURE FOR CALCULATION: The principle on which the price of the Trees to be paid by FCF to UBS Mangakahia shall be that such price shall be determined as equivalent to the stumpage price that UBS Mangakahia would have received if the volume purchased by FCF had been sold on the open market by UBS Mangakahia. Such price shall be calculated each Quarter in accordance with the following provisions:

                  3.1.1 SET MARKET STUMPAGE: On or before the first day of the Month 2 Months prior to the start of each Quarter a Forestry Consultant will be appointed jointly by UBS Mangakahia and FCF or, failing agreement, a Forestry Consultant will be appointed by the Chairperson of the Consultants' Committee of the New Zealand Institute of Forestry. On or before the 20th of the Month 2 Months prior to the start of the Quarter, the Forestry Consultant will set the market stumpage price by log grade (as set out in the PHI) for the Trees for each Working Block. The Forestry Consultant will advise both parties in writing for each log grade, of the details of the market mix and associated pricing and, when applicable, costs of cartage, logging and loading.

                  3.1.2 FACTORS FOR CONSIDERATION: In setting the market stumpage price for the Trees for any particular Quarter the Forestry Consultant shall have regard to:

                           (a) SUBMISSIONS: open submissions from FCF and UBS Mangakahia on market prices, log quality, recoverable volume, relevant market conditions impacting on optimum grade recovery, relevant cartage costs, all relevant extraction costs and the costs of bring the product to market;

                           (b) TREE SALES: actual arms length third party sales of Trees, including sales to FCF, supplied by UBS Mangakahia to the Forestry Consultant on a confidential basis;

                           (c)      MARKET INFORMATION: the Forestry
                                    Consultant's own market information;

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Wood Supply Agreement                                                     Page 8

                           (d) VOLUME: the volume to be harvested and the relative proportions of different log grades as determined by the PHI's;

                           (e) MARKET PRICES: the prevailing market prices for logs in the domestic and export markets and sourced from Supply Region forests, including prices paid by traders for supply to the export market; and

                           (f) RISK FACTORS: the potential risk in terms of grade, volume and other cost variations.

                  3.1.3 COST OF FOREST ROADS WHERE FCF IS THE PROVIDER OF INFRASTRUCTURE SERVICES: FCF acknowledges that the Purchase Price under the Sale and Purchase Agreement included an amount effectively representing a prepayment for the cost of the provision of Forest Roads. Accordingly, for so long as FCF is the provider of Forest Roads, at its cost, pursuant to clause 2.8 of the Infrastructure Agreement, there shall be no deduction for the cost of FCF providing such Forest Roads when deriving the market stumpage price.

                  3.1.4 COST OF FOREST ROADS WHERE FCF IS NOT THE PROVIDER OF INFRASTRUCTURE SERVICES: Where FCF is not the provider of Forest Roads, at its cost, pursuant to clause 2.8 of the Infrastructure Agreement, then the costs to UBS Mangakahia of such Forest Roads (provided such costs have been reasonably incurred consistent with clauses 2.2 and 2.4 of the Infrastructure Agreement) will be added to the market stumpage price as derived in clauses 3.1.1, 3.1.2 and
                           3.1.3 above.

                  3.1.5 DECISION FINAL: The assessments made by the Forestry Consultant shall be final and binding on the parties and clause 18 shall not apply to such assessments.

         3.2 CALCULATION UNCOMPLETED: Notwithstanding clause 3.1.1, where a calculation is uncompleted at the start of a Quarter, then:

                  3.2.1 PAYMENT AND PRICES: Pending completion of the calculation, payment shall be made at prices by log grade for the Quarter being the prices for those log grades set by the Forestry Consultant at the previous Quarter.

                  3.2.2 COMPLETION OF THE CALCULATION: On completion of the Forestry Consultant's assessment, the Forestry Consultant will advise the parties in writing of the market stumpage price by log grade (as set out in the PHI) for the Trees for each Working Block to apply for

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Wood Supply Agreement                                                     Page 9

                           the particular Quarter. Within 10 Business Days of being advised by the Forestry Consultant, UBS Mangakahia shall undertake the calculation in accordance with clauses 7.1 and 7.2 and advise FCF in writing. Within 15 Business Days of such advice, either UBS Mangakahia shall refund any over-payment to FCF together with a credit note for any excess GST previously paid by FCF or FCF shall pay any deficiency to UBS Mangakahia and UBS Mangakahia will forthwith issue a GST tax invoice for the deficiency. Any such refund or payment shall bear interest computed from the first day of the Quarter for which the calculation was not completed until the date on which such refund or payment is made in full. Interest will be calculated daily:

                           (a) BILL RATE: for the period from the first day of the Quarter until the date due for the payment, at the Bill Rate; and

                           (b) DEFAULT INTEREST RATE: for the period from the day following the due date until the actual day of payment, at the Default Interest Rate and will be compounded monthly.

4.       HARVEST PLANNING

         4.1 CONFIRMATION OF WORKING BLOCKS: On or before 1 February in each Harvest Period UBS Mangakahia shall provide to FCF a Harvest Plan which shall notify FCF of those Working Blocks which UBS Mangakahia proposes to harvest in the following Harvest Period ("UBS Mangakahia's Notice") and which are accordingly available for FCF to elect its Harvest Area. Accompanying UBS Mangakahia's Notice shall be the PHI for Working Block. To ensure that the sampled Trees can be identified and audited UBS Mangakahia must make available to FCF the plot data and plot locations used in calculating the PHI to enable FCF to undertake an independent assessment of the PHI. For the avoidance of doubt, the parties agree that clause 18 does not apply to the PHI information referred to in this sub-clause. Each Harvest Plan shall make available for the relevant Harvest Period the following minimum volume:

                  UBS Mangakahia 4              Harvest Periods 1 and 2   No
                  minimum
                                  Harvest Periods 3 to 5       100,000m(3)
                                  Harvest Periods 6 plus       No minimum

                  By way of explanation Harvest Period 4 commences on 1 July 2006 and ends on 30 June 2007.

         4.2 FCF'S ELECTION: On or before 1 March in each Harvest Period FCF shall notify UBS Mangakahia which of the Working Blocks set out in UBS

Wood Supply Agreement                                                    Page 10

                  Mangakahia's Notice it wishes to purchase in the following Harvest Period and the (not less than two) Quarters in which it proposes to harvest each such Working Block ("FCF's Notice"). The parties acknowledge that the volume of Trees in the Harvest Area, plus any road line salvage volume for the same Harvest Period, will not exceed 50% (or such greater percentage as is reasonably acceptable to UBS Mangakahia to enable allocation to FCF of entire Working Blocks) of the total volume of the Working Blocks set out in UBS Mangakahia's Notice.

         4.3 HARVESTING BY FCF: FCF agrees that it shall not harvest a Working Block in the Harvest Area in the following Harvest Period unless and until it has paid for that Working Block in full. UBS Mangakahia acknowledges that FCF is not obliged to harvest any Working Block in the Harvest Area, either at any particular time or at all.

         4.4 EQUAL RIGHTS OF PARTICIPATION: The balance of the Working Blocks in UBS Mangakahia's Notice that are not included in FCF's Notice must be made available to the market by UBS Mangakahia by way of a competitive sales process within which FCF shall have equal rights of participation with the other bidders to buy all or any of the balance.

         4.5 CREATION OF HARVEST PLAN MAP: UBS Mangakahia shall make available a Harvest Plan Map following receipt of FCF's Notice and deliver to FCF a copy (in both electronic and paper form if required by FCF) within twenty (20) Business Days of receipt of FCF's Notice.

         4.6 ARRANGEMENTS FOR THE FINAL HARVEST PERIOD BOND: Unless the parties agree otherwise, the following arrangements shall apply in respect of the final Harvest Period under the Forestry Right.

                  4.6.1 UBS MANGAKAHIA'S BOND: On the first day of the first Quarter of the final Harvest Period UBS Mangakahia will pay to FCF a completion bond equal to the sum of $200,000 increased by the change in the CPI expressed as a percentage calculated from the nearest Quarter either preceding or following the Commencement Date to the nearest quarter date either preceding or following the first day of the first Quarter of the final Harvest Period ("UBS Mangakahia's Bond").

                  4.6.2 REPAYMENT OF BOND BY FCF: By the later of twenty (20) Business Days after completion of harvesting as advised by UBS Mangakahia in accordance with clause
                           12.1.2 of the Forestry Right, or five (5) Business Days after determination in accordance with clause
                           4.6.3 below, of any disputed amounts payable to FCF, FCF shall repay UBS Mangakahia's Bond to UBS Mangakahia less any amounts that have either been agreed between the parties as due by UBS Mangakahia to FCF under the Forestry Right or have been

Wood Supply Agreement                                                    Page 11

                           determined to be owed by UBS Mangakahia to FCF arising as a result of breaches of the Forestry Right.

                  4.6.3 DISPUTES: If UBS Mangakahia disputes that an amount is payable to FCF by UBS Mangakahia as a result of a breach of the Forestry Right and the parties are unable to reach agreement within five (5) Business Days the determination is to be made by either the award of an arbitrator or by court order (all rights of appeal having either expired or been exhausted).

                  4.6.4 INTEREST: FCF will pay interest on the amount payable to UBS Mangakahia (if any) at the Bill Rate calculated daily from the first day of the first Quarter of the final Harvest Period until the date of payment in full.

                  4.6.5 UBS MANGAKAHIA'S BOND INSUFFICIENT: In the event that UBS Mangakahia's Bond is insufficient to satisfy the amounts due to FCF, UBS Mangakahia agrees to forthwith pay to FCF the amount due to FCF together with interest from the due date for payment until the date of payment in full such interest to be calculated in accordance with clause 7.5. The provision of UBS Mangakahia's Bond is without prejudice to all other rights available to FCF under this agreement or at law.

         4.7 PRUNED STANDS: In any Harvest Period where the hectares of Pruned Stands represent less than 80% of the total hectares of the Harvest Plan for the Harvest Period, then the Harvest Area that FCF shall be entitled to elect shall not contain more than 50% of the hectares of the Pruned Stands within the Harvest Plan for the relevant Harvest Period.

5.       TRANSITIONAL ARRANGEMENTS

         5.1 HARVEST PERIOD ONE: The parties agree that the following transitional arrangements will apply in respect of harvest planning for the Harvest Period beginning 1 July 2003 and ending 30 June 2004 ("Harvest Period One").

                  5.1.1 CONFIRMATION OF WORKING BLOCKS: Within twenty (20) days of Settlement (as defined in the Sale and Purchase Agreement) UBS Mangakahia and FCF will meet to discuss which of the Stands will be available as Working Blocks for harvesting in Harvest Period One. Within thirty-five (35) days of Settlement UBS Mangakahia shall provide written confirmation to FCF of the Working Blocks to be harvested in Harvest Period One ("UBS Mangakahia's Transitional Notice").

                  5.1.2 FCF'S ELECTION: Within seventy five (75) days of Settlement, FCF shall notify UBS Mangakahia which of the Working Blocks

Wood Supply Agreement                                                    Page 12

                           confirmed as being available for harvesting in UBS Mangakahia's Transitional Notice it wishes to purchase and the (not less than two) Quarters in Harvest Period One in which it proposes to harvest each such Working Block ("FCF's Transitional Notice"). The parties acknowledge that the volume of Trees in the Harvest Area, plus any road line salvage volume in Harvest Period One, will not exceed 50% (or such greater percentage as is reasonably acceptable to UBS Mangakahia to enable allocation to FCF of entire Working Blocks) of the total volume of the Working Blocks set out in UBS Mangakahia's Notice.

                  5.1.3 HARVESTING BY FCF: Subject to clause 5.1.2, FCF agrees that it shall not harvest a Working Block in the Harvest Area in Harvest Period One unless and until it has paid for that Working Block in full. UBS Mangakahia acknowledges that FCF is not obliged to harvest any Working Block in the Harvest Area, either at any particular time or at all. The balance of the Working Blocks in UBS Mangakahia's Transitional Notice that are not included in FCF's Transitional Notice must be made available to the market by UBS Mangakahia by way of a competitive sales process within which FCF shall have equal rights of participation with the other bidders to buy all or any of the balance.

                  5.1.4 CREATION OF HARVEST PLAN MAP: UBS Mangakahia shall make available a Harvest Plan Map following receipt of FCF's Transitional Notice in the manner set out in clause 4.5.

         5.2 HARVEST PERIOD TWO: The parties agree that clause 4 above will apply to harvest planning for the period beginning 1 July 2004 and ending 30 June 2005 ("Harvest Period Two").

6.       USE OF DAMAGED WOOD

         If all or any part of the Land or Trees are damaged by fire, wind, forest disease, flood or other cause the following shall apply.

         6.1 FCF AGREES TO ADVISE: Both FCF and UBS Mangakahia agree to promptly consult and liaise with each other to agree an appropriate action plan consistent with the objectives of this agreement. For the avoidance of doubt this does not oblige either party to purchase the damaged Trees or any of them.

         6.2 COMPETITIVELY OFFER WORKING BLOCKS: Following consultation between the parties for a period of not less than ten (10) Business Days, UBS Mangakahia may on whatever terms it considers appropriate by way of a competitive sales process offer any Working Blocks containing damaged Trees ("Damaged Working Blocks") to the market. FCF will be entitled to

Wood Supply Agreement                                                    Page 13

                  enter the competitive bidding process for those Trees but will not be entitled to any fixed volume of Trees from Damaged Working Blocks offered by UBS Mangakahia.

7.       PAYMENT

         7.1 TAX INVOICE: Not less than one Month prior to the start of the Quarter nominated in FCF's Notice or FCF's Transitional Notice for harvesting of a Working Block in the Harvest Area, UBS Mangakahia shall prepare and send to FCF a GST invoice for the Trees in that Working Block which shall include any GST payable in respect of the sale and purchase of Trees. The invoice amount for each Working Block in the Harvest Area shall be calculated using the invoice calculated price for the Quarter by the Forestry Consultant pursuant to clause 2.2 and 3 and the volumes as determined in the PHI for that Working Block to which is added forest growth between the date of the PHI and the first day of the Quarter in which FCF's Notice or FCF's Transitional Notice has nominated it wishes to harvest that Working Block as determined in clause 7.2.

         7.2 CALCULATION OF FOREST GROWTH: A Forestry Consultant, appointed jointly by the parties in the manner set out in clause 3.1.1, shall calculate forest growth for each Working Block in the Harvest Area between the date of the PHI and the first day of the Quarter referred to in clause 7.1 using the Y-T-Gen methodology applicable to Tauhara forest using base data from the PHI. The Forestry Consultant shall calculate the amount of forest growth from which shall be deducted any event specific loss since the date of the PHI, which loss must be substantiated by FCF to the reasonable satisfaction of the Forestry Consultant (after hearing submissions from UBS Mangakahia) and shall be final and binding on the parties and clause 18 shall not apply to such calculations.

         7.3 PAYMENT OF INVOICE: Subject to clause 3.2, FCF shall pay each invoice for the Trees in a Working Block in the Harvest Area rendered in terms of clause 7.1 by the first day of the Quarter nominated for that Working Block in FCF's Notice or FCF's Transitional Notice (as the case may be) issued pursuant to clauses 4.2 and 5.1.2 respectively.

         7.4 NO CLAIM: FCF shall have no claim nor shall UBS Mangakahia have any liability to FCF where FCF is subsequently prevented from harvesting or using the then existing most practicable and cost effective access route to harvest Trees (for whatever reason including those matters set out in clause 5.15 of the Forestry Right) which are the subject of FCF's Notice or FCF's Transitional Notice as the context requires.

         7.5 PAYMENT IN CLEARED FUNDS: Receipt of a cheque, bill of exchange or other negotiable instrument will not constitute payment of any amount under this agreement until the amount represented by that cheque, bill of exchange

Wood Supply Agreement                                                    Page 14

                  or negotiable instrument has been received in full, in cleared funds, by the intended payee.

         7.6 DEFAULT INTEREST: If any amount falls overdue for payment under this agreement, the overdue amount will (without prejudice to any other right or remedy under this agreement) bear default interest from the date on which payment of that amount falls overdue until the date on which payment of the overdue amount is made in full. Default interest will be calculated daily at the Default Interest Rate and will be compounded monthly.

8.       RISK AND TITLE

         8.1 RISK: Risk in each Tree in a Harvest Area elected by FCF in FCF's Notice or FCF's Transitional Notice passes to FCF as from the date on which payment of the GST invoice for the Trees in the relevant Working Block is due.

         8.2 TITLE: Title to a Tree in a Working Block in the Harvest Area passes to FCF at the time of payment by FCF in full of the GST invoice for that Working Block, pursuant to clause 7.3.

         8.3 WARRANTIES AND UNDERTAKINGS: UBS Mangakahia warrants and undertakes to FCF as follows.

                  8.3.1 LEGAL OWNER: As at the date that title to a Tree passes to FCF UBS Mangakahia is the legal and beneficial owner of the relevant Trees.

                  8.3.2 TITLE: Title in the Trees will pass to FCF free from any Encumbrances created by UBS Mangakahia.

         8.4 NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO SIZE: UBS Mangakahia provides no warranty or representation to FCF with respect to the size, quality or value of any Trees nor the logging or other conditions that may exist in connection therewith in the Harvest Areas.

         8.5 NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO QUANTITY: UBS Mangakahia makes no warranty or representation as to the actual quantity of timber in the Harvest Area, the log grade mix, or the harvest and extraction costs that may apply.

9.       HARVESTING OBLIGATIONS

         9.1      HARVESTING: FCF must:

                  9.1.1 PURCHASE: only purchase the Trees during the Purchase Window in accordance with this agreement;

Wood Supply Agreement                                                    Page 15

                  9.1.2    REMOVAL: only remove Trees from the Harvest Area; and

                  9.1.3 PRE-HARVEST MEETING: meet with UBS Mangakahia at each Working Block within the Harvest Area, for a pre-harvest meeting before harvesting machinery is used. The boundaries for the Harvest Area in any Harvest Period shall be shown to a representative of FCF by UBS Mangakahia. If the harvesting contractor is changed before the completion of harvesting of the Harvest Area or a new harvesting contractor is used, FCF will advise UBS Mangakahia of the change in harvesting contractor and take reasonable steps to ensure the harvesting contractor understands the boundaries of the Harvest Area.

         9.2 RESTRICT ACCESS: FCF shall have the right to restrict access to the Harvest Area during harvesting in accordance with good forestry industry practice.

10.      ACCESS

         Subject to the terms of the Forestry Right, UBS Mangakahia grants FCF and FCF's employees, agents and/or contractors, the right to enter and re-enter the Land to access the Harvest Area at any time during the term of this agreement, with or without vehicles, machinery and plant of any kind, for the purpose of harvesting the Trees and removing the timber from the Land.

11.      RELATIONSHIP MANAGEMENT

         If, in UBS Mangakahia's reasonable opinion, a person contracted to FCF or employed by FCF is not appropriate, given either UBS Mangakahia's responsibility to maximize its investment return from the Trees or its obligations under this agreement or any Related Agreement, then UBS Mangakahia shall advise FCF of its concerns. Thereafter the parties will consult in good faith with a view to addressing UBS Mangakahia's concerns. If after such consultation those concerns remain, in UBS Mangakahia's reasonable opinion, then UBS Mangakahia may direct FCF to end and FCF shall forthwith thereafter end the direct and indirect involvement with UBS Mangakahia of that person.

12.      REVIEWS AND INSPECTION

         12.1 OBSERVATION AND INSPECTIONS: Where UBS Mangakahia has reasonable grounds to believe its interests could be adversely affected UBS Mangakahia shall, subject to reasonable consultation with FCF, have the right to inspect or investigate, at reasonable times and on reasonable notice, any forest operational matters relating to this agreement.

         12.2 PARTICIPATION AND REASONABLE ASSISTANCE: FCF shall provide all reasonable assistance in respect of such investigations.

Wood Supply Agreement                                                    Page 16

13.      REPRESENTATIONS AND WARRANTIES

         13.1 FCF'S REPRESENTATIONS AND WARRANTIES: FCF represents and warrants as follows.

                  13.1.1 DULY INCORPORATED: FCF is a company duly incorporated and validly existing under the laws of New Zealand.

                  13.1.2 AUTHORITY: The execution, delivery and performance by FCF of this agreement have been duly authorised by all necessary action on its part, do not contravene any law binding on FCF, do not contravene the incorporation documents of FCF and do not contravene the provisions of or constitute a default under any other agreement to which FCF may be a party or by which any of its assets may be bound.

                  13.1.3 CONSENTS, APPROVALS AND AUTHORISATIONS: It has obtained or made all consents, approvals, authorisations or orders of any court or governmental authority or agency required on its behalf to be obtained or made on or prior to the date of execution of this agreement in connection with the execution and delivery of this agreement and the performance by it of its obligations hereunder.

                  13.1.4 LEGALLY BINDING: This agreement has been duly executed and delivered by FCF and constitutes the legal, valid and binding obligations of FCF, enforceable against FCF in accordance with its terms.

                  13.1.5 NO ACTIONS OR PROCEEDINGS: There is no action, suit or proceeding before any court or governmental agency or authority now pending or, to the knowledge of FCF, threatened against FCF which might adversely affect the ability of FCF to perform its obligations under this agreement.

         13.2 UBS MANGAKAHIA'S REPRESENTATIONS AND WARRANTIES: UBS Mangakahia represents and warrants as follows.

                  13.2.1 INCORPORATED COMPANY: UBS Mangakahia is a company duly incorporated and validly existing under the laws of the country of its incorporation.

                  13.2.2 AUTHORITY: The execution, delivery and performance by UBS Mangakahia of this agreement have been duly authorised by all necessary action on its part, do not contravene any law binding on UBS Mangakahia, do not contravene the incorporation documents of UBS Mangakahia and do not contravene the provisions of or constitute a default under any other agreement to which UBS

Wood Supply Agreement                                                    Page 17

                                Mangakahia may be a party or by which any of its assets may be bound.

                     13.2.3 CONSENTS, APPROVALS AND AUTHORISATIONS: It has obtained or made all consents, approvals, authorisations or orders of any court or governmental authority or agency required on its behalf to be obtained or made on or prior to the date of execution of this agreement in connection with the execution and delivery of this agreement and the performance by it of its obligation hereunder.

                     13.2.4 LEGALLY BINDING: This agreement has been duly executed and delivered by UBS Mangakahia and constitutes the legal, valid and binding obligation of UBS Mangakahia, enforceable against UBS Mangakahia in accordance with its terms.

                     13.2.5 NO ACTIONS OR PROCEEDINGS: There is no action, suit or proceeding before any court or governmental agency or authority now pending or, to the knowledge of UBS Mangakahia, threatened against UBS Mangakahia which might adversely affect the ability of UBS Mangakahia to perform its obligations under this agreement.

14.      DAMAGE

         14.1 PRESERVE TREES: Where FCF is not the manager under the Management Agreement, UBS Mangakahia will use its best endeavors to preserve the state and condition of the Trees once FCF has made an election in accordance with FCF's Notice and FCF's Transitional Notice in clauses 4.2 and
                     5.1.2 and before risk in the Trees passes to FCF pursuant to clause 8.1 in the same state and condition as at the date of FCF's Notice, subject only to incremental growth in the Trees or any event specific loss. Where the price has already been calculated for the Trees in FCF's Notice in accordance with clause 3.1, that price shall be adjusted according to clause 7.2. In addition to the adjustment in the price, if any of the Trees in FCF's Notice are materially damaged or destroyed prior to risk passing to FCF in accordance with clause 8.1, then provided UBS Mangakahia has sufficient uncommitted Trees in the current or next succeeding Harvest Period, the parties shall negotiate with a view to agreeing a replacement volume of Trees of similar quality, age class and silvicultural condition.

         14.2 DAMAGE BY FCF: If FCF damages or harvests Trees which are not authorized to be harvested under this agreement then:

                     14.2.1 TREES BELONGING TO FCF: where the Trees belong to FCF UBS Mangakahia has no liability; and

Wood Supply Agreement                                                    Page 18

                  14.2.2 TREES BELONGING TO UBS MANGAKAHIA OR ANOTHER BUYER: where the Trees belong either to UBS Mangakahia or to another buyer FCF must pay UBS Mangakahia on demand as liquidated damages, an amount equal to:

                           (a) VOLUME: the volume of such logs that would have been obtained from the Trees damaged as estimated by UBS Mangakahia using generally accepted professional forestry procedures multiplied by

                           (b) WEIGHTED AVERAGE: 2 times the weighted average stumpage rate applicable under this agreement during the Quarter when the damage occurs. The appropriate provisions of clause 3 and 7 will apply to these Trees.

                  14.2.3 NO LIABILITY: FCF shall have no liability under this clause 14.2 if it has relied on information provided by UBS Mangakahia that is incorrect which has resulted in FCF harvesting Trees it was not authorised to harvest.

         14.3 DAMAGE BY UBS MANGAKAHIA OR ANOTHER BUYER: If UBS Mangakahia or another third party buyer, authorised by UBS Mangakahia, damages or harvests Trees which are not authorised to be harvested under this agreement then:

                  14.3.1 TREES BELONGING TO UBS MANGAKAHIA: where the Trees belong to UBS Mangakahia, FCF has no liability; and

                  14.3.2 TREES BELONGING TO FCF: where the Trees belong to FCF, UBS Mangakahia must pay to FCF on demand as liquidated damages, an amount calculated on the same basis as in clause 14.2.2 above.

                  14.3.3 NO LIABILITY: UBS Mangakahia shall have no liability under this clause 14.3 if it has relied on information provided by FCF that is incorrect which has resulted in UBS Mangakahia harvesting Trees it was not authorised to harvest.

15.      LIABILITY AND INDEMNITY

         15.1 LIABILITY: Nothing expressed or implied in this agreement shall confer any liability on either party (referred to in this clause as the "First Party") in respect of any indirect, consequential or special loss, damage, cost or expense, including without limitation, loss of profits or savings of any kind suffered or incurred by the other party as a direct or indirect result of a breach by the First Party of any of its obligations under this agreement.

Wood Supply Agreement                                                    Page 19

         15.2 INDEMNITY: Subject to clause 15.1, each party (referred to in this clause as the "First Party") shall at all times indemnify the other party in respect of any loss, damage, cost or expense, (including reasonable enforcement costs, whether incurred on a solicitor and own client basis or otherwise) directly suffered by the other party as a result of a breach by the First Party of any of its obligations under this agreement.

         15.3 MITIGATION: Each party will take all reasonable steps to mitigate any costs, damages, fines, penalties, loss or expense, it may suffer.

         15.4 NO DOUBLE CLAIMS: Neither party is entitled to claim more than once in respect of any one matter giving rise to a claim under this agreement or any of the Related Agreements.

16.      FORCE MAJEURE

         16.1 DELAY OR FAILURE TO PERFORM: No party shall be liable for failure to perform or delay in performing hereunder if the cause of such failure or delay is outside or beyond the reasonable control of the party failing to perform (including but without derogating from the generality of the foregoing: fire, wind, flood, earthquake, volcanic eruption, public disorders, riot, war, embargoes, transport restrictions and forest fire prevention restrictions). For the purposes of this clause the solvency of a party shall be deemed to be within that party's reasonable control. Further nothing in this section shall excuse payment of any money due or which becomes due under this agreement where the obligation to pay arose before the occurrence of the event of force majeure.

         16.2 SUSPENSION OF PERFORMANCE LIMITED: Any suspension of performance by reason of this section shall be limited to the period during which the force majeure exists.

         16.3 NOTICE: The party claiming force majeure shall as soon as possible and in any event no later than five (5) Business Days after the happening of the event causing the failure give notice to the other of the happening of the event causing the failure and shall furnish all available information detailing the cause or event and give an estimate of the period of time required to remedy the failure (if such remedy is deemed practicable). Failure to give such notice shall prevent the party from claiming that the event gives rise to force majeure.

         16.4 PRIOR OBLIGATIONS: No situation of force majeure pursuant to this section shall relieve either party of any duty or obligation under this agreement which relates to a period prior to the existence of the situation of force majeure and had arisen or been incurred prior to the existence of the situation of force majeure.

Wood Supply Agreement                                                    Page 20

17.      ASSIGNMENT

         17.1 CONSENT: This agreement shall be binding on and inure to the benefit of the parties, their respective successors and permitted assigns. A party (the "Assignor") shall not transfer or assign its right or interest in this agreement (in part or whole) without the previous written consent of the other party being had and obtained. Such consent is not to be arbitrarily withheld.

         17.2 DEED: In the case of request for assignment or transfer the Assignor shall obtain the execution by the proposed assignee of a deed of covenant to be prepared by the other party's solicitors at the Assignor's costs whereby the proposed assignee covenants with the other party to observe and perform all the terms and conditions of this agreement to be observed and performed on the part of the assignor.

         17.3 FORESTRY RIGHT CONTEMPORANEOUS: For the avoidance of doubt, the parties agree that if UBS Mangakahia transfers or assigns its interest in the Forestry Right it must, contemporaneously with that transfer or assignment, transfer or assign its obligations under this agreement to that transferee or assignee to ensure that FCF's rights under this agreement are protected and to ensure that at all times the Forestry Right and the obligations under this agreement are held by the same party.

18.      RESOLUTION OF DISPUTES

         18.1 DISPUTE RESOLUTION: In the event of any dispute arising between the parties in relation to this agreement, or any matter arising from it the following provisions will apply.

                  18.1.1 NEGOTIATE: A party claiming that a dispute has arisen concerning this agreement must give notice to the other party specifying the matter in dispute. The parties will use their best endeavours to resolve the dispute by negotiation in good faith. The parties will attend at least one meeting to discuss and attempt to resolve the dispute as a condition precedent to taking any other steps concerning the dispute (including but not limited to commencing any legal proceedings other than an application for injunctive relief). The attendees at such meeting will include the Managing Director of UBS Timber Investors (or nominee) and the Chief Executive Officer of Fletcher Challenge Forests Limited (or nominee). All discussions will be without prejudice and will not be referred to in any later proceedings.

                  18.1.2 ARBITRATION: If the dispute cannot be resolved in accordance with clause 18.1.1 within ten (10) Business Days after the date of the notice referred to in clause 18.1.1 then any party may then require

Wood Supply Agreement                                                    Page 21

                           (by written notice to the other party) the dispute to be referred to arbitration. If this clause is invoked then the following shall apply.

                           (a) ARBITRATION ACT: The dispute will be referred to arbitration by a sole arbitrator under the provisions of the Arbitration Act 1996. The arbitrator will be agreed upon between the parties within ten (10) Business Days of written notice, or failing agreement, by the President of the New Zealand Law Society or its successor body, or any nominee of the President. In either case, the arbitrator must not be a person who has participated in any informal dispute resolution procedure in respect of the dispute. Any party may request the appointment of an expert to sit with the arbitrator but any such expert shall have an advisory role only and shall not have the authority to make a binding decision. Each of the parties may make submissions to the arbitrator as to the relevant skills and expertise of an appropriate expert, but the selection of an appropriate expert is ultimately at the arbitrator's sole discretion.

                           (b) ARBITRATION IN NEW ZEALAND: The arbitration will take place in New Zealand.

                           (c) AWARD FINAL: The award in the arbitration including any award by the arbitrator of costs will be final and binding on the parties.

                           (d) AWARD OF INTEREST: The arbitrator may award interest upon any amount due and payable under his or her award at such rate and for such period as he or she considers just, down to the date of the award.

         18.2 PARTIES TO CONTINUE TO PERFORM: Pending resolution of any dispute or difference, the parties shall continue to perform their respective obligations pursuant to the provisions of this agreement.

         18.3 INJUNCTIVE RELIEF: Nothing in this clause 18 will prevent any party commencing proceedings for injunctive relief.

19.      TERMINATION AND SUSPENSION

         19.1 TERMINATION: This agreement may be terminated at any time and with immediate effect by written notice by either party (referred to in this clause as the "First Party") to the other party (referred to in this clause as the "Second Party") if:

Wood Supply Agreement                                                    Page 22

                  19.1.1 BREACH: the Second Party breaches, and fails to properly or promptly perform, any of its obligations within twenty (20) Business Days after written notice from the First Party specifying the breach and its intention to terminate this agreement if such obligation is not properly and promptly performed;

                  19.1.2 EVENT OF DEFAULT: if any one or more of the following events occur:

                           (a) DISTRESS: distress is levied or a judgment order or encumbrance is enforced, or becomes enforceable, or can be rendered so by the giving of notice, lapse of time or fulfilment of any condition, against substantially all of the Second Party's property;

                           (b) INSOLVENCY EVENT: an Insolvency Event occurs in respect of the Second Party;

                           (c) NOTICE FROM REGISTRAR: the Second Party receives notice from the Registrar of Companies (or a Deputy Registrar) under section 30 of the Corporations
                                    (Investigation and Management) Act 1989 or the Securities Commission makes a recommendation under section 38 of that Act in respect of the Second Party; or

                           (d) OFFICIAL MANAGER: a person is appointed under either section 179 of the Act or the Corporations (Investigation and Management) Act 1989 to investigate any part of the affairs of the Second Party.

         19.2 CONSEQUENCES OF TERMINATION: Upon termination of this agreement for any reason the provisions of clauses 15.1 to
                  15.4 (inclusive), 19.2 and 20.1 to 20.11 (inclusive), together with those other provisions of this agreement which are incidental to and required in order to give effect to those clauses, shall remain in full force and effect.

         19.3 INJUNCTIVE RELIEF OR SPECIFIC PERFORMANCE: Each of the parties acknowledges and agrees that in the event of a breach of this agreement, damages alone will be an insufficient remedy. Accordingly, each of the parties further acknowledge that the other party may be entitled to equitable relief, including injunctive relief or specific performance, in the event of any breach, or threatened breach of this agreement, in addition to any and all other remedies available to it at law.

         19.4 SUSPENSION: If any amounts have been determined to be owed by FCF to UBS Mangakahia arising as a result of breaches of any of the Sale and Purchase Agreement or the Related Agreements, either by agreement

Wood Supply Agreement                                                    Page 23

                  between the parties, or by the award of an arbitrator or by court order (all rights of appeal having either expired or been exhausted), UBS Mangakahia may suspend this agreement provided UBS Mangakahia has first given FCF written notice and FCF has failed to pay the amounts determined to be owed by FCF within ten (10) Business Days. Such suspension shall continue until the amounts determined to be owed by FCF have been paid in full. Such suspension shall not excuse payment of any money due or which becomes due under this agreement where the obligation to pay arose before the suspension. Further such suspension shall not relieve either party of any duty or obligation under this agreement which relates to a period prior to the suspension and had arisen or been incurred prior to the suspension.

20.      CONFIDENTIALITY

         Each party will maintain as confidential at all times, and will not at any time, directly or indirectly:

         20.1     DISCLOSE: disclose or permit to be disclosed to any person;

         20.2     USE: use for itself; or

         20.3     USE TO DETRIMENT: use to the detriment of the other party;

         any Confidential Information except:

         20.4 LEGAL REQUIREMENT: subject to clause 20.10, as required by law or regulatory body (including any stock exchange);

         20.5 PUBLIC KNOWLEDGE: as is already or becomes public knowledge, otherwise than as a result of a breach by the party disclosing or using that Confidential Information of any provision of this agreement;

         20.6     AUTHORISED: as authorised in writing by the other party;

         20.7 LENDERS AND UNDERWRITERS: as required to communicate and make disclosure to institutional lenders to and underwriters for, or potential institutional lenders to and underwriters for, FCF or UBS Mangakahia provided that the relevant party shall ensure compliance by such persons with this clause 20 and shall be liable for any breach of such obligations by such persons and, in the case of potential institutional lenders or underwriters, to procure the return of all such information if the lending to or underwriting is not consummated;

         20.8 AFFILIATES AND ADVISERS: as required to communicate and make disclosure to Affiliates of the parties or the parties' or the Affiliates' respective advisers who have a legitimate need to know the information in order to perform activities connected with this agreement or the Related

Wood Supply Agreement                                                    Page 24

                  Agreements, and provided that the relevant party shall ensure compliance by such persons with this clause 20 and shall be liable for any breach of such obligations by such persons;

         20.9 OTHER: to the extent reasonably required by this agreement (and, without limiting the effect of this clause, a party may disclose Confidential Information only to those of its officers, employees or professional advisers, on a "need to know" basis, as is reasonably required for the implementation of this agreement).

         20.10 CONSULTATION: In the event that one party (the "First Party") is required by law or stock exchange obligations to disclose Confidential Information, such disclosure may be made only after the other party (the "Second Party") has been notified and, subject to timing obligations imposed by law or the relevant stock exchange, has been given every reasonable opportunity to consult with the First Party as to timing and content of such disclosure. In consulting with the Second Party, the First Party shall act in good faith and give reasonable consideration to the Second Party's requests.

         20.11 FCF'S SAFEGUARDS: If requested, FCF will document to the reasonable satisfaction of UBS Mangakahia the internal safeguards it will put in place to meet its confidentiality obligations under this clause 20.

21.      SEVERABILITY

         Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this agreement or affecting the validity or unenforceability of such provision in any other jurisdiction.

22.      LIMITED RECOURSE

         FCF undertakes and agrees as follows.

         22.1 UBS MANGAKAHIA'S ASSETS: FCF will look only to the assets held by UBS Mangakahia or the benefit of any insurance maintained by UBS Mangakahia to satisfy the obligations or liabilities of UBS Mangakahia to FCF hereunder or otherwise.

         22.2 LIMITATION OF LIABILITY: None of the Affiliates of UBS Mangakahia nor any of its respective officers, directors, or employees, or holders of any securities or debt of UBS Mangakahia shall be liable for the obligations of UBS Mangakahia to FCF.

         22.3 NO ACTIONS OR PROCEEDINGS: FCF shall not commence any action or proceeding against any of the persons referred to in subclause 22.2 for the purpose of enforcing the obligations of UBS Mangakahia.

Wood Supply Agreement                                                    Page 25

23.      APPLICABLE LAW

         23.1 NEW ZEALAND LAW: The law applicable to this agreement including all submissions to arbitration shall be the law of New Zealand and the parties agree to submit to be bound by the jurisdiction of the courts and tribunals of New Zealand.

         23.2 NON EXCLUSIVE JURISDICTION: The submission to jurisdiction in clause 23.1 does not (and is not to be construed to) limit the rights of a party to take proceedings against the other party in another court of competent jurisdiction, nor is the taking of proceedings in one or more jurisdictions to preclude the taking of proceedings in another jurisdiction, whether concurrently or not.

24.      NOTICES

         24.1 DELIVERY OF NOTICE: All notices and other communications required or permitted under this agreement shall be in writing. Any written notice under this agreement must be signed by a duly authorised senior representative of any party giving the notice and will be deemed validly given if:

                  24.1.1   PERSONAL DELIVERY: delivered personally;

                  24.1.2   DOMESTIC POST: sent by prepaid post; or

                  24.1.3   FACSIMILE: sent by facsimile transmission,

                  addressed to the recipient at the address or facsimile number set out below (as applicable) or to any other address or facsimile number that a party may notify to the other parties by like notice.

                  UBS MANGAKAHIA: if to UBS Mangakahia to:

                  UBS Mangakahia Forest Venture Ltd
                  C/- UBS Warburg NZ Equities Limited
                  P O Box 45
                  Auckland 1000
                  Level 23 Qantas Building
                  191 Queen Street
                  Auckland
                  For:         Michael Edgar
                  Facsimile:   (09) 913 4751

                  With a copy to:

                  UBS Timber Investors
                  Trade Center, 4th Floor
                  24 Airport Road

Wood Supply Agreement                                                    Page 26

                  West Lebanon
                  NH 03784
                  United States of America
                  For:         Peter Mertz
                  Facsimile:   (001) 603 298 7620

                  AND WITH COPY TO:

                  Foley Hoag LLP
                  155 Seaport Blvd
                  Boston, MA 02210
                  United States of America
                  For:         Jim Smith
                  Facsimile:   001 (617) 832 7000

                  FCF: if to FCF, to:

                  Fletcher Challenge Forests Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For:         Company Secretary
                  Facsimile:   (09) 571 9872

                  With a copy to:

                  Phillips Fox
                  Phillips Fox Tower
                  209 Queen Street
                  PO Box 160
                  Auckland
                  For:         Carrie Follas
                  Facsimile:   (09) 303 2311

         24.2 TIME OF RECEIPT: No written communication will be effective until received. Without limiting any other ways for a party to prove that another party has received a notice, a notice or other written communication under this agreement, will be treated as received:

                  24.2.1 PERSONAL DELIVERY: if delivered personally, when left with an apparently responsible person at the recipient's address;

                  24.2.2 PREPAID POST: if sent by prepaid post three (3) Business Days (if posted within New Zealand to an address in New Zealand), or ten

Wood Supply Agreement                                                    Page 27

                           (10) Business Days (if posted by prepaid airmail from country to country) after the date of posting;

                  24.2.3 REGISTERED POST: if sent by registered post, on acknowledgment of receipt by or on the recipient's behalf;

                  24.2.4 AIR COURIER DELIVERY: if sent by air courier delivery, on acknowledgment of receipt by or on the recipient's behalf; or

                  24.2.5 FACSIMILE: if sent by facsimile, on the sender's receipt of a transmission report indicating that the facsimile was sent in its entirety to the recipient's facsimile number,

                  but, if the delivery or receipt is not on a Business Day or after 5.00pm (local time) on any Business Day, the notice will be treated as received by the recipient at 9.00am (local time) on the next Business Day.

25.      COPIES OF NOTICES

         If a party is required by any term of this agreement to give a copy of a notice or other communication to a third party, the failure to give the copy of it to the third party will not affect the effectiveness of that notice or communication to a party.

26.      THIRD PARTY NOTICES

         Each party shall promptly provide to the other party a copy of every notice it receives from a third party in respect of the Land to the extent that it is relevant to this agreement and/or Related Agreement or Trees or any part thereof. Notwithstanding the above, the provisions of this clause shall not apply to any notice received by any party from any Affiliate of such party.

27.      ENTIRE AGREEMENT

         This agreement together with the Sale and Purchase Agreement, Forestry Right, Infrastructure Agreement and Management Agreement contain the entire agreement between the parties in connection with the subject matter hereof and supersede and replace all prior negotiations, agreements or representations, whether oral or written, between them with respect thereto.

28.      MODIFICATION

         This agreement may not be amended or modified except by written agreement signed by the parties.

Wood Supply Agreement                                                    Page 28

29.      WAIVER

         No provision of this agreement may be waived except in writing by the party granting the waiver and then only in the specific instance and for the specific purpose for which given.

30.      COUNTERPARTS

         30.1 GENERAL: This agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute only one and the same agreement.

         30.2 FACSIMILE EXCHANGE: The parties acknowledge that this agreement may be executed on the basis of any exchange of facsimile copies and confirm that their respective execution of this agreement by such means shall be a valid and sufficient execution. The parties acknowledge that any execution of this agreement by facsimile will be followed by execution of the engrossments of this agreement.

31.      FURTHER ASSURANCES

         The parties shall execute and deliver such further and other documents and instruments and do such other things as may be reasonably necessary to implement and carry out the intent and purpose of this agreement.

32.      NO MERGER

         The parties acknowledge that the covenants, representations, undertakings and agreements contained herein shall, to the extent that they are still applicable, not merge upon completion of harvesting of the Trees and that the same shall endure for the benefit of that party entitled thereto notwithstanding transfer or any other act pursuant to the provisions of this agreement.

33.      COSTS

         Except as expressly provided elsewhere in this agreement, each party is to bear its own costs in connection with the preparation, negotiation and execution of this agreement and the Related Agreements and any other documentation contemplated by this agreement.

34.      NO PARTNERSHIP

         None of the provisions of this agreement are deemed to constitute a partnership or joint venture between the parties and neither party has any authority to bind or to pledge the credit of the other party in any way except as expressly provided in this agreement.

Wood Supply Agreement                                                    Page 29

35.      GOODS AND SERVICES TAX

         A party must pay GST on a taxable supply made to it under this agreement, in addition to any consideration (excluding GST) that is payable for that taxable supply. The party making the taxable supply must provide a valid tax invoice to the other party at or before the time that the other party is required to pay the GST. Excluding the term GST, terms used in this clause have the meaning given to them in the GST Tax Act 1985.

SIGNED by UBS MANGAKAHIA FOREST VENTURE LTD by:

_______________________________________    _____________________________________
Full name of attorney                      Signature of attorney

WITNESS:
(if other than two directors sign)

_______________________________________
Signature of witness

_______________________________________
Full name of witness

_______________________________________
Occupation of witness

_______________________________________
Address of witness

Wood Supply Agreement                                                    Page 30

SIGNED by FLETCHER CHALLENGE FORESTS
INDUSTRIES LIMITED by:

__________________________________          ___________________________________
Full name of director/authorised            Signature of director/authorised
signatory                                   signatory
__________________________________          ___________________________________
Full name of director/authorised            Signature of director/authorised
signatory                                   signatory

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

                                   APPENDIX 1
                              MAP OF SUPPLY REGION

                              [SUPPLY REGION MAP]

                                   APPENDIX 2
                                 FORESTRY RIGHT